PIZZA INN, INC. REPORTS 3RD QUARTER EARNINGS

THE COLONY, TEXAS -APRIL 23, 2004- PIZZA INN, INC. (NASDAQ:PZZI) today reported earnings per share for its third quarter ended March 28, 2004 of 6 cents versus 4 cents for the same quarter last year. Net income increased to $617,000 from $376,000 for the same quarter last year, and revenues increased to $14.6 million from $14.2 million. For the nine-month period, earnings per share were 17 cents versus 26 cents last year. Net income was $1,679,000 versus $2,571,000 on revenues of $44.8 million versus $44.7 million last year.

The quarter ended March 28, 2004 includes a pretax adjustment of $285,000 to a previously recorded legal reserve. The Company and all other parties in the previously disclosed class-action fax litigation have entered into a settlement agreement, which is awaiting court approval. Excluding the above-described adjustment of approximately $188,000 (after-tax), or 2 cents per share, net income of $617,000, or 6 cents per share, for the quarter ended March 28, 2004 would have been $429,000 or 4 cents per share.

The Company also announced that its board of directors, following the recommendation of the shareholders at its annual meeting held February 11, 2004, approved the reimbursement of expenses for Newcastle Partners' proxy solicitation efforts related to matters presented for a vote at the Company's annual shareholder meeting. The Company has established a reserve during its fiscal third quarter of approximately $176,000 to fund reimbursement of these expenses.

Comparable  chainwide  same-store  sales  were 0.9% higher for the quarter ended
March  28,  2004  and  down  1.8%  for  the  nine  months  ended March 28, 2004.

Ronnie Parker, the Company's Chief Executive Officer, commented, "We are encouraged to see continuing positive comparable sales trends as our new marketing efforts are beginning to make a difference. While the recent spike in overall cheese prices has put additional margin pressure on our franchisees, we remain extremely focused to help our franchisees improve their sales and overall profitability levels."

The Company also announced the establishment, by unanimous approval of the board, of a Strategic Planning Committee to be comprised of independent directors of the Company. The Strategic Planning Committee will work closely with management to undertake an extensive review of all aspects of the Company's operations and the development of a long-term strategic plan. The Committee members will include Robert B. Page, who has over twenty years of experience in the restaurant industry, and Ramon D. Phillips, who is a franchisee and was formerly Chief Financial Officer of the Company.

The Company also announced that its annual owners' conference in Biloxi, Mississippi has been scheduled for June 20-23.

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Distribution Services. Pizza Inn represents over 400 restaurants with annual sales of approximately $170 million.